Exhibit 99.2

       Cash America Declares an Increase in Quarterly Dividend


    FORT WORTH, Texas--(BUSINESS WIRE)--Jan. 25, 2007--Cash America International, Inc. (NYSE:CSH) reported today that the Board of Directors, at its regularly scheduled quarterly meeting, declared a $0.035 (3.5 cents) per share cash dividend on common stock outstanding. The dividend will be paid to shareholders of record on February 7, 2007 and will be paid at the close of business on February 21, 2007. The newly declared dividend represents a 40% increase in the Company's previous quarterly dividend of $0.025 (2.5 cents) per share paid each quarter since the first quarter of 2005. The Company has consistently paid a quarterly dividend since 1989.

    The announcement of the increase in dividend comes on the same day that the Company reported that income from continuing operations was up 36% for fiscal year 2006 on a 17% increase in total revenue. Commenting on the board's decision, Daniel R. Feehan, President and Chief Executive Officer said, "We are pleased to provide our shareholders with this increase in dividend, which reflects the benefits of the sustained improvement in the Company's performance over the last year."

    Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 918 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 487 locations in 22 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 295 locations that offer this service under the brand names Cash America Payday Advance and Cashland. Short-term cash advances are also offered to customers via the Internet distribution channel of CashNetUSA located at http://www.cashnetusa.com. In addition, check cashing services are provided through its 136 franchised and Company-owned "Mr. Payroll" check cashing centers. For additional information, visit the Company's website located at http://www.cashamerica.com.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995

    This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the "Company"). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company's services, the actions of third parties who offer products and services at the Company's locations, fluctuations in the price of gold, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company's business, the ability to successfully integrate newly acquired businesses into the Company's operations and other risks indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as "believes," "estimates," "plans," "expects," "anticipates" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

    CONTACT: Cash America International, Inc., Fort Worth
             Thomas A. Bessant, Jr., 817-335-1100